Filed Pursuant to Rule 433

Registration No. 333-205684

Issuer Free Writing Prospectus

(To Prospectus dated April 28, 2017,

as supplemented by Supplement No. 1

dated May 17, 2017)

Subject: Rich Uncles Welcomes The Show-Me State

Hello %%first_name%%,

We are proud to announce that Rich Uncles NNN REIT, Inc. has just been approved for investment in the state of Missouri!

Residents of Missouri who have been eagerly awaiting the opportunity to invest in our professionally managed portfolio of revenue-producing commercial real estate now have the ability to do so. If you have any questions about our investment process, or would like to invest now, simply click below to schedule a brief call with an Investor Relations Specialist.

Sincerely,

[signature]

This is neither an offer to sell nor a solicitation of an offer to buy the securities of Rich Uncles NNN REIT, Inc. Rich Uncles NNN REIT, Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering of its securities.  The offering is made only by the prospectus, a copy of which is available at http://www2.richuncles.com/e/209752/2017-05-24/5lblb/47825309prospectus/nnn. Alternatively, Rich Uncles will arrange to send you the prospectus if you request it by calling toll-free (855) Rich-Uncles or emailing prospectus-nnn@richuncles.com. Any investment in the securities of Rich Uncles NNN REIT, Inc. should be evaluated in conjunction with the prospectus in order to fully understand all of the implications and risks of the offering of securities to which the prospectus relates. Neither the SEC, the Attorney General of the State of New York nor any other state securities regulator has approved or disapproved the securities of Rich Uncles NNN REIT, Inc., determined if the prospectus is truthful or complete or passed on or endorsed the merits of the offering. Any representation to the contrary is a criminal offense.  The offering of securities of Rich Uncles NNN REIT, Inc. is currently approved in the following States:  California, Colorado, Connecticut, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Kentucky, Louisiana, Missouri, Montana, Nevada, New Hampshire, New York, South Carolina, South Dakota, Texas, Utah, Vermont, Virginia, Wisconsin and Wyoming.  No offer to sell any securities, and no solicitation of an offer to buy securities, is being made in any jurisdiction in which such offer, sale or solicitation would not be permitted by applicable law.  We continue to seek approval of other States and we frequently update our approved States list on our website http://www2.richuncles.com/e/209752/2017-05-24/5lblb/47825309.